Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http://www.infi.com

INFINITY ANNOUNCES KEY 2010 OBJECTIVES

CAMBRIDGE, Mass. – January 11, 2010 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today provided guidance on its anticipated research and development and business goals for 2010. Infinity opens the year with a diverse pipeline of three drug candidates in clinical development, and a fourth poised to enter the clinic early in the year. It also begins 2010 with approximately $130 million in cash and investments (unaudited), $150 million in committed research and development funding through 2011 from its alliance partners Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Ltd., and access to a $50 million line of credit from Purdue Pharma L.P. This financial position provides Infinity with a cash runway into 2013 based on its current operating plan, and the financial strength to achieve key development milestones and evaluate external opportunities to strategically enhance its pipeline.

“Infinity begins 2010 financially strong and focused on the development of our pipeline of broadly applicable targeted therapies,” said Adelene Q. Perkins, president and chief executive officer. “2009 was a year marked by innovation and evolution. This year our primary focus is on impact – taking the right steps to show that our drug candidates are providing a meaningful benefit to patients and using our financial strength to continue building our company and product pipeline. I am delighted to be leading Infinity in what we believe to be a significant year for us.”

Infinity anticipates achieving the following development milestones in 2010:

•	Reporting Phase 1 data from a clinical study of IPI-926, the company’s oral Hedgehog pathway inhibitor, in patients with advanced solid tumors and initiating Phase 2 development;

•	Completing a Phase 1 clinical study of IPI-940, the company’s novel inhibitor of fatty acid amide hydrolase;

•

Reporting results from the Phase 2 clinical study of IPI-504, a novel Hsp90 chaperone inhibitor, in patients with non-small cell lung cancer and initiating further clinical development of IPI-504 in this disease;

•	Reporting preliminary data from the Phase 2 clinical study of IPI-504 in combination with Herceptin® (trastuzumab) in patients with HER2-positive metastatic breast cancer;

•	Initiating a Phase 2 clinical study of IPI-504 in patients with dedifferentiated liposarcoma;

•	Reporting preliminary data from a Phase 1 clinical study of IPI-493, the company’s oral Hsp90 chaperone inhibitor, in patients with advanced solid tumors; and

•	Initiating and reporting data from a Phase 1 clinical study of IPI-493 in patients with advanced hematological malignancies.

“Infinity remains rigorous and focused in all of its clinical development activities, with three product candidates in clinical development today and a fourth positioned to enter the clinic in early 2010,” stated Julian Adams, Ph.D., president of R&D and chief scientific officer. “We look forward to kicking off Phase 2 development of IPI-926 in certain difficult to treat cancers, and completing Phase 1 development of IPI-940 during the year. Our multiple studies of IPI-504 and IPI-493 are focused on establishing a therapeutic window and identifying the patient populations most likely to benefit from Hsp90 chaperone inhibition. Importantly, behind our clinical programs we maintain a robust discovery engine in order to sustainably fuel our pipeline.”

Absent any business development activities, Infinity anticipates a cash burn of $25-35 million during 2010 and estimates a year-end cash and investments balance of $95-105 million. This amount does not include any amounts that Infinity may draw under the $50 million line of credit from Purdue Pharma.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hsp90 chaperone system, the Hedgehog pathway and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the therapeutic potential of Infinity’s Hedgehog signaling pathway, FAAH, and Hsp90 chaperone inhibitors, estimates of 2010 financial performance, the expectation that Infinity will have capital to support its current operating plan into 2013, the presentation or publication of clinical data for IPI-504, IPI-493 and IPI-926, the timing for initiation of further clinical development of IPI-504, IPI-493, IPI-926, and IPI-940. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Mundipharma and Purdue will continue for its expected term or that they will fund Infinity’s programs as agreed, or that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2009. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Herceptin® is a registered trademark of Genentech, Inc.

# # #